Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 9, 2007, with respect to the consolidated financial statements of Inter-Tel (Delaware), Incorporated included in Amendment No. 3 to the Registration Statement (Form F-1 No. 333-163930) and related Prospectus of Mitel Networks Corporation.

/s/ Ernst & Young LLP

Phoenix, AZ

March 30, 2010